Exhibit 99.2

[CENTURYTEL LETTERHEAD]

August 10, 2001

PERSONAL AND CONFIDENTIAL

Mr. Scott T. Ford
President and Chief Operating Officer
ALLTEL Corporation
One Allied Drive
Little Rock, AR 72202

Dear Scott,

            Confirming our conversation of earlier today, the Board of Directors of CenturyTel, Inc., after due deliberation and having received the counsel of its financial and legal advisors, has unanimously reaffirmed its position that CenturyTel is not for sale and that it is not interested in pursuing the proposal for a business combination transaction described in your July 26, 2001 letter.

            Our Board of Directors continues to believe strongly that the long-term interests of CenturyTel's shareholders and other constituencies are best served through the execution of our strategic plan to separate our wireless and wireline businesses, and it is committed to taking such actions as are necessary and appropriate to allow for the realization of that plan.

            Our Board has also asked that I reaffirm to you our company's interest in having Alltel participate in our wireless separation process. We believe our wireless properties offer Alltel a unique opportunity to expand its wireless operations. There are some very promising and potentially mutually beneficial transaction structures we could explore together. For example, we could consider the possibility of a tax-efficient transaction that would separate CenturyTel's wireless assets and a portion of Alltel's ILEC assets from our respective other operations. We think this idea and others merit further consideration by both of us, and we would like to discuss them with you.

            CenturyTel is seeking to achieve a better defined separation of its wireless and wireline businesses (as other industry leaders have done but as the business combination proposed by Alltel would not do). Our Board has concluded that this path is the optimum business strategy to pursue.

            Please be assured that our Board has considered your proposal in a respectful and thoughtful manner and we hope that you will accept this response in the same spirit as a final response to your inquiry.
Very truly yours,
/s/ GLEN F. POST, III
Glen F. Post, III Vice Chairman, President and CEO